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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14D-9
(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

ONEMAIN HOLDINGS, INC.
(Name of Subject Company)

ONEMAIN HOLDINGS, INC.
(Name of Person(s) Filing Statement)

COMMON STOCK, $0.01 PAR VALUE
(Title of Class of Securities)

68268W103
(CUSIP Number of Class of Securities)

Jay N. Levine
President and Chief Executive Officer
601 N.W. Second Street
Evansville, Indiana 47708
(812) 424-8031
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

With a copy to:

Joseph A. Coco, Esq.
Thomas W. Greenberg, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

        This Amendment No.1 to Schedule 14D-9 amends and supplements the Schedule 14D-9, originally filed by OneMain Holdings, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 9, 2017 (the "Schedule 14D-9"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9.

        Except as otherwise noted below, no changes are being made to the Schedule 14D-9.

Item 2.    Identity and Background of Filing Person

        Item 2 is hereby amended to replace the words "IEG Holdings, Inc." appearing in the second paragraph with "IEG Holdings Corporation."

Item 9.    Exhibits

        Item 9 is hereby amended and supplemented to add the following exhibit:

Exhibit No.	Description
(a)(2)	Letter sent to Company stockholders, dated as of January 20, 2017.

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 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

ONEMAIN HOLDINGS, INC.
By:	/s/ SCOTT T. PARKER
	Name:	Scott T. Parker
	Title:	Executive Vice President and Chief Financial Officer
Dated: January 20, 2017

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  Item 2. Identity and Background of Filing Person
  Item 9. Exhibits
SIGNATURE